Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS JULY SAME STORE SALES GAIN OF 4%,
PROJECTS SECOND QUARTER 2009 EPS GROWTH OF 50% TO 52%

     Pleasanton, California, August 6, 2009 -- Ross Stores, Inc. (ROST) today reported that sales for the four weeks ended August 1, 2009 increased 8% to $538 million from $499 million for the four weeks ended August 2, 2008. Same store sales for the month rose 4% on top of a 4% gain in the prior year.

     For the 13 weeks ended August 1, 2009, sales were $1.769 billion, an 8% increase over the $1.640 billion in sales reported for the 13 weeks ended August 2, 2008. Comparable store sales for the 13 weeks ended August 1, 2009 grew 3% on top of a strong 6% increase last year.

     For the six months ended August 1, 2009, sales totaled $3.460 billion, up 8% over the $3.197 billion in sales for the six months ended August 2, 2008. Comparable store sales for the six months ended August 1, 2009 increased 3% on top of a 5% gain in the prior year period.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are extremely pleased with our healthy sales gains in July and the second quarter. Our ability to deliver compelling bargains while operating our business on much lower inventories is driving both above-plan sales growth and significant improvement in merchandise gross margin. In addition, the quarter is benefiting from much lower freight costs as a percent of sales compared to the prior year. As a result, we now estimate that earnings per share for the three months ended August 1, 2009 will increase a robust 50% to 52% to $.81 to $.82, up from $.54 last year.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, PIN #13474751, from 8:30 a.m. Eastern time on August 6, 2009 through 8:00 p.m. Eastern time on August 7, 2009. A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com. The Company plans to provide sales and earnings guidance for the third and fourth quarters with its second quarter earnings release and conference call on Thursday, August 20th. Sales results for August are expected to be reported on Thursday, September 3rd.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the second quarter ended August 1, 2009 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and the severity and duration of the current recession; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2008 and Form 10-Q and 8-K’s for fiscal 2009. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2008 revenues of $6.5 billion. As of August 1, 2009 the Company operated 939 Ross Dress for Less® (“Ross”) stores and 51 dd’s DISCOUNTS® locations, compared to 888 Ross and 55 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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